STANDARD COMMERCIAL CORPORATION
COMPUTATION OF EARNINGS PER COMMON SHARE
(In thousands, except share information; unaudited)

                                                                         1997         1996*        1997         1996*
                                                                         ----         ----         ----         ----
BASIC EARNINGS PER SHARE
Income from continuing operations..............................      $  8,608     $  4,480     $ 15,740     $  8,899
Less - ESOP preferred stock dividends net of tax...............             -         (116)           -         (347)
                                                                  --------------------------------------------------
Net income applicable to common stock..........................      $  8,608     $  4,364     $ 15,740     $  8,552
                                                                  ==================================================
Basic average shares outstanding...............................    12,802,375    9,639,525   12,234,431    9,635,469
                                                                  ==================================================
Earnings per common share - net................................          $0.67       $0.45         $1.29       $0.89
                                                                  ==================================================
DILUTED EARNINGS PER SHARE
Income from continuing operations applicable to
  common stock.................................................      $  8,608     $  4,364     $ 15,740     $  8,552
Add - after-tax interest expense on 7 1/4%
        convertible subordinated debentures....................           825          825        2,475        2,475
                                                                  --------------------------------------------------
Net income applicable to common stock..........................      $  9,433     $  5,189     $  8,215     $ 11,027
                                                                  ==================================================
Basic average shares outstanding...............................    12,802,375      9,639,5   12,234,431    9,635,469
Increase in shares outstanding assuming
  - conversion of 7 1/4% convertible
      subordinated debentures at November 13, 1991.............     2,348,536    2,302,302    2,348,536    2,268,697
  - conversion of ESOP convertible preferred stock at
                                                                  --------------------------------------------------
      July 1, 1993.............................................             -      268,334            -      268,334
                                                                  --------------------------------------------------
Diluted average shares outstanding.............................     5,150,911   12,210,161   14,582,967   12,172,500
                                                                  ==================================================
Earnings per common share - net................................         $0.62        $0.42        $1.25        $0.91

*The prior year periods have been adjusted for the effect of subsequent stock dividends.